Exhibit 99.1
[Company Logo]
NEWS RELEASE

For Media, contact:
Cynthia A. Shoop
Vice President, Corporate Communications
10435 Downsville Pike
Hagerstown, MD 21740-1766
Phone: 301-665-2718
Media Hotline: 1-888-233-3583
E-Mail: cshoop@alleghenyenergy.com

For Investor Relations, contact: Gregory L. Fries General Manager, Investor Relations 10435 Downsville Pike Hagerstown, MD 21740-1766 Phone: (301) 665-2713 E-Mail: gfries@alleghenyenergy.com
M. Beth Straka General Manager, Investor Relations 4350 Northern Pike Monroeville, PA 15146-2841 Phone: (412) 856-3731 E-Mail: mstraka@alleghenyenergy.com
FOR IMMEDIATE RELEASE Allegheny Energy Announces Further Developments with Respect to its Liquity Position

     Hagerstown, Md., June 23, 2003 - Allegheny Energy, Inc. (NYSE: AYE) today said that its common equity ratio (common equity to total capitalization) has fallen below the level required under certain key Securities and Exchange Commission (SEC) authorizations. As a result, the Company will be required to obtain further SEC authorizations to engage in financing and other activities that are critical to its near-term financial viability.

     The Company said that the change in the common equity ratio was the result of several factors. First, the Company recently determined in connection with the preparation of its 2002 financial statements that the value of certain trading positions should be reduced as of December 31, 2002. Second, the Company will be recognizing write-downs with respect to a number of previously announced project cancellations. Also, as previously announced, the Company's financial performance in early 2003 has been substantially weaker than earlier projections.

     Accordingly, the Company believes that its common equity ratio for purposes of compliance with the Public Utility Holding Company Act of 1935 (PUHCA) is now below 28 percent. A substantial number of the Company's authorizations under PUHCA, including financings by the Company and Allegheny Energy Supply Company, LLC, are conditioned on the Company's common equity ratio meeting 28 percent. Without these authorizations, the Company has very limited flexibility to meet expected liquidity requirements or to address contingencies.

     The Company is preparing applications for submission to the SEC requesting authorizations to engage in certain financings and other activities. There can be no assurance that supplemental authorizations will be obtained, or obtained in a time frame sufficient to meet requirements or contingencies.

     The Company is in discussions with its senior bank lenders with respect to these regulatory issues, its performance in general, and the sources or availability of additional liquidity and will pursue discussions regarding issues concerning covenant compliance.

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     As previously announced, the Company has not yet completed its comprehensive financial review, and, therefore, is not able to report financial results for the full year 2002 or the first quarter of 2003. Difficult market conditions and the effect of the Company's weakened credit profile have had a substantial adverse effect on operations during these periods, and, as previously noted, the Company anticipates that its earnings and cash flow results, when reported, will be substantially below the levels set forth in the projections released in February 2003, following completion of the Company's bank refinancing.

     The Company is undertaking the efforts described above in response to these developments and continues to pursue a number of asset sales and financing alternatives. For example, the Company has reached a settlement with regard to its California Department of Water Resources contracts and is actively pursuing the sale of the West Book of its energy trading portfolio. There can be no assurance, however, that the Company will be successful in these efforts or will achieve timely asset sales or financing to assure its ongoing liquidity. If the Company were unable to secure its liquidity position through the steps it is currently pursuing, it would be required to review other alternatives, including the possibility of seeking protection under the bankruptcy laws.

     With headquarters in Hagerstown, Md., Allegheny Energy is an integrated energy company with a balanced portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities and supplies energy and energy-related commodities, and Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about three million people in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia. More information about the Company is available at www.alleghenyenergy.com.

     Certain statements contained herein constitute forward-looking statements with respect to Allegheny Energy, Inc. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Allegheny Energy to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Energy's operations, markets, products, services, prices, capital expenditures, development activities, and future plans. Such factors include, among others, the following: changes in general, economic, and business conditions; changes in the price of electricity and natural gas; changes in industry capacity; changes in technology; changes in financial and capital market conditions; changes in political and social conditions, deregulation activities and the movement toward competition in the states served by our operations; the effect of regulatory and legislative decisions; regulatory approvals and conditions; the loss of any significant customers; litigation; and changes in business strategy or business plans.

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